Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Auditors” in the Prospectus and “Accountants and Legal Counsel” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our report dated May 30, 2014 in the Post-Effective Amendment No. 8 to the Registration Statement (Form N-2 No. 333-169083) and Amendment No.11 to the Registration Statement (Form N-2 No. 811-22461) of Morgan Creek Global Equity Long/Short Institutional Fund for the registration of 150,000 shares of its shares of beneficial interest.

/s/ ERNST & YOUNG LLP

New York, New York
June 25, 2014